SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material Under Rule 14a-12

OMEGA PROTEIN CORPORATION

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
Michael N. Christodolou

David H. Clarke

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On June 9, 2016, Wynnefield Capital, Inc. and its affiliates issued a press release, a copy of which is attached hereto as Item 1.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield Capital”) together with Michael N. Christodolou and David H. Clarke are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). Wynnefield has filed a definitive proxy statement and related materials (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Wynnefield may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

On or about June 1, 2016, Wynnefield commenced mailing of the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

Item 1

Wynnefield Capital COMMENTS ON RECENT

OMEGA pROTEIN COMMUNICATIONS

Presentation Replete With Critical Errors, Distortions and Omissions

Recent Stockholder Letter from Omega a Disgraceful Attempt to Discredit One of its Largest Stockholders and to Divert Stockholders From Damaging Facts Concerning Board’s Performance and Qualifications

Low Road Campaign of Distortion and Rhetoric by Shareholder-Unfriendly Board is Obvious Attempt to Mislead Investors in Hopes of Impeding the Election of Michael Christodolou, a Far Superior Nominee to Current Director Gary Ermers

Governance Committee Chair David Owen Fails to Serve Best Interests of Stockholders by Appointing Friend and Neighbor, Gary Ermers, to the Company’s Board in 2014

NEW YORK, JUNE 9, 2016 – Wynnefield Capital and its affiliates (collectively, “Wynnefield”), longstanding stockholders of Omega Protein Corporation (NYSE: OME) (“Omega” or the “Company”) with a 7.9% beneficial ownership interest, today commented on a package of recent communications released by Omega, including its investor presentation, dated June 7, 2016, and a letter sent to stockholders, dated June 8, 2016. Wynnefield believes that Omega’s communications destroy their credibility and are clearly designed to mislead stockholders and divert them from the damaging facts about their Board’s poor decisions, lack of qualifications and repeated governance failures.

Nelson Obus, President of Wynnefield, said “In the last few days, Omega has released a series of communications that together reflect the Board’s and management’s misguided attempt to further entrench themselves by preventing the election of Michael Christodolou to Omega’s Board, despite his superior qualifications compared to current director Gary Ermers. We are puzzled as to why Omega’s Board is afraid of Mr. Christodolou’s independent perspective, judgement and vast expertise.

“Likewise, we are disappointed that the Board has resorted to releasing private communications from an impassioned stockholder, who is not even a nominee for the board. Omega should be focused on making the case for why Gary Ermers is better suited than Michael Christodolou. Omega’s Board and its external advisors are more concerned with jumping in muddy puddles than correcting the strategic, operational and governance deficiencies that they have presided over.

“The facts, however, speak for themselves…in the four calendar years (ending December 31, 2015), Omega’s Board and management team have allocated approximately $168 million of capital towards a Human Nutrition segment, included therein is a $23.6 million loss from operations – diverting valuable resources and management’s time from a high margin Animal Nutrition business that generated $235.4 million of operating income over the same time period.

“The current Board not only presided over this strategic and operational failure but has taken numerous shareholder unfriendly actions to entrench themselves. This should come as no surprise to the investment community. This is the same Board that has historically been unresponsive to stockholders’ concerns and has routinely put their interests before stockholders. This is also the same Board that has done everything it can to prevent Michael Christodolou from joining its ranks, beginning with refusing to meet or to even speak with a highly qualified nominee like Michael in the Fall of 2015, particularly when he had been simply suggested by one of the Company’s largest and longest term stockholders to fill a vacancy that still remains to this day.

“It is resoundingly clear to Wynnefield, and other concerned stockholders, that Omega’s behavior is a last-ditch effort to obfuscate the fact that Mr. Ermers is not qualified to serve on Omega’s Board and that Mr. Christodolou is a vastly superior nominee who would serve the best interests of the Company and protect stockholder value by installing a disciplined strategic and capital allocation mentality.

While Wynnefield looks forward to directly engaging with stockholders, it believes it is prudent to point out at least some of the major distortions embedded in the Company’s presentation.

1.	Nominee Qualifications. On slide 28, Omega states that Michael Christodolou lacks any “relevant, additive skills” including Operational Risk Management Duties, Direct Finance and Audit Experience, M&A/Business Development. This is laughable, given the fact that Michael Christodolou:

•	Has a combined 22 years of serving with distinction on several public company boards, including for 17 years as a director and 12 years as Chairman of Lindsay Corporation, an agricultural related company, as well as 21 years of aggregate service on public company audit committees.

•	Intimately involved in the strategic planning, analysis, approval and board oversight of approximately one dozen acquisitions valued at approximately $200 million during his tenure with Lindsay.

•	Has 30+ years of accomplishments as a professional investor collaborating with and assisting the management teams and boards of directors of public companies on corporate and financial strategies to enhance shareholder value, including acquisitions, divestitures, operational restructurings and optimized capital structures.

On the other hand, Board incumbent Gary Ermers is a hospital executive with no relevant expertise, though he does have a prior personal relationship with Omega Board member David Owen, Chair of the Company’s Governance Committee. Ermers and Owen are long-time friends and neighbors, having served simultaneously on the Barkley Wood Homeowners’ Association in Nicholasville, Kentucky. Prior to being appointed to Omega’s Board by Mr. Owen and others in 2014, Mr. Ermers had never served on a public company board. He will for the first time face Omega stockholders at this year’s Annual Meeting.

A comparison of the candidates qualifications speak for themselves and can be found in an Exhibit below.

2.	Human Nutrition performance and facts are absent. On slide 10, Omega compares its Animal Nutrition and Human Nutrition revenue to consolidated gross profit and margin. However, it conveniently does not disclose how much of the gross profit/margin comes from each of the businesses because they don’t want stockholders to know how little comes from Human Nutrition given the size of the business and how much money Omega squandered to develop it. There is no disputing that Human Nutrition gross margins (approximately 12%) are not as attractive as Animal Nutrition gross margins (nearly 37%). Omega makes no effort to justify spending $168 million on a business that has lost $23.6 million over the last four calendar years (ending December 31, 2015) nor does it provide an explanation as to why the Human Nutrition segment is worth a fraction of the $168 million committed – based on statements made by the Company’s CEO on the last earnings call.

3.	Cherry Picking Peer Group to Fabricate Performance. On slides 14-19, when discussing total shareholder return (TSR), Omega has once again skewed perspective and changed its peer group materially, altering pricing end dates and even its new Peer Group from one chart to another. Changing companies for a Peer Group, sometimes from slide to slide, and altering date ranges simply represents another deceit committed against stockholders – this time through TSR performance.

In Omega’s current presentation, dated June 7, 2016, nine of the twelve companies in their new Peer Group do not appear in the Company’s Proxy Peer group or in its 2015 10-K Peer Group. Omega uses just one company from its 2016 Proxy Peer Group (Calavo Growers). Pilgrim’s Pride – not in either the Company’s 2016 Proxy Peer Group or its 2015 10-K Peer Group – was opportunistically used in the Company’s current presentation for 1-year TSR, but then excluded in the 3-year and 5-year. Omega removed Pilgrim’s Pride from its current presentation’s Peer Group’s TSR for 3-year and 5-year periods because those shares increased 179% and 543%, respectively. This exclusion reduced the share performance of the Company’s current presentation’s Peer Group, thereby making OME shares look better in comparison.

Further, the existing 2015 10-K Peer Group includes Tyson, a $24 billion market cap company and Archer Daniels Midland, a $26 billion market cap company and ConAgra, a $20 billion market cap company – none of which is a relevant or appropriate comparison. This is curious given that Omega’s market cap as of June 8, 2016 was $441 million.

If, however, TSR is based on Omega’s Peer Groups from its 2016 proxy statement or 2015 10-K, Omega shares barely outperform the 1-year time period, are only in-line for 3 years and underperform for 5 years. Moreover, Omega’s current presentation (slide 19) for Calendar 1, 3, and 5-years performance, uses a time period end date of December 31, 2015 – nearly 6 months ago. These charts don’t even reflect the decline in Omega’s stock price year to date.

4.	Total Shareholder Return – Omega Was Lucky, Not Good. On slides 13-14 and throughout the presentation, Omega’s Board claims that a rise in the Company’s stock price reflects the strong performance of management and the Board to build value. However, the facts make clear that recent share price appreciation (which has retreated by 11% year-to-date, perhaps tracking ongoing poor Human Nutrition performance) is the result of several favorable dynamics for which the Board can take no credit. These factors collectively offset the Board’s misguided allocation of capital, defective business judgement and poor corporate governance. These dynamics include:

•	A significant improvement in the macros of the Animal Nutrition business – the highly profitable driver of the Company’s past, current and future growth.

•	The investment community’s attention, which Wynnefield has drawn, to the growth potential of Omega’s Animal Nutrition segment – a segment that has generated gross profit margins of 36.85% as compared to Human Nutrition’s gross profit margin of 12.78 percent, for the year ended December, 2015.[1]

•	Investor focus on Omega as a potential acquisition candidate following the May 2015 acquisition of Daybrook Fisheries (Omega’s sole major direct competitor) by Oceana Group, at a purchase price of $382 million – reflecting an approximate 8X EBITDA trading multiple (based on Daybrook’s public disclosures).[2]

_______________________________________

1 Source: Omega Protein’s Fourth Quarter and Full Year 2015 Financial Results Press Release, dated March 9, 2016

2 At the time of the Daybrook acquisition, Omega was trading at a 4.5X EBITDA trading multiple – a 78% discount to what Daybrook had just sold for. On the day of the deal’s announcement, Omega’s stock shot up over 12%.

•	Wynnefield’s proposed nomination of highly qualified, fully independent directors to the Company’s Board, in order to address capital allocation decisions and to prevent further erosion of stockholder capital.

•	Wynnefield’s insistence that a strategic review be undertaken.

Stockholders should focus on opportunities to expand and improve Omega’s highly profitable Animal Nutrition business, which opportunities have been squandered by management as a result of the Board’s expenditure of $168 million on the Human Nutrition business. All told, Omega’s management team, under the direction of the incumbent Board, has squandered away at least $7 per share while pursuing what has been a failed acquisition strategy to date.

5.	Board Quality. On slides 23 Omega touts the fresh perspective of the Board, highlighting Board turnover over the last six calendar years. What Omega neglects to share with the investment community is that the incumbent Board has within its ranks only one Director with public company board experience (prior to their tenure on Omega’s Board) and limited agricultural or fishing expertise across the boardroom.

They also overlook that among the current Board, outside of its CEO, Omega Directors have nearly no stock ownership in the Company, as Directors frequently sell shares they have been granted.

Omega also neglects to acknowledge that the current Board includes four Directors who continue to serve on the Board despite having previously received a majority of withhold votes cast against their election – not to mention that for the last three years the entire nominating & governance committee has been comprised of “Zombie” Directors. And Omega of course fails to mention its history of anti-shareholder treatment.

6.	Corporate Governance Failures. On slide 24 of its presentation, Omega brags among its heavily spun and lowly corporate governance highlights to have put in place “stockholder-friendly actions” including a By-Law amendment requiring majority voting in uncontested elections, which Wynnefield had been urging for years. Omega neglects to mention that despite the fact that four of the eight current directors had previously received a majority of votes cast against their election, (including the entire governance/nominating committee) the Board never chose to take any action that increase the Board’s accountability to stockholders, until presented with a stockholder resolution demanding majority voting. The Board failed to take immediate action despite all the negative votes received against its Board nominees for five consecutive annual meetings!

In its presentation, Omega continues to mislead investors by touting, as an example of its alleged good corporate governance, the rescinding of its poison pill in 2014, which the Company initially adopted without stockholder approval in 2010. What Omega conveniently leaves out of their presentation is that this Board action occurred only after the Board ignored a majority of votes withheld for the election of at least one its directors for three consecutive years. However, Omega’s Board retains the ability to seriously affect shareholder rights, as the By-Laws still permit the Board to unilaterally issue “blank check” preferred stock.

Additionally, the Board erroneously claims on page 24 of its investor presentation that it didn’t re-nominate Paul Kearns after he received a super-majority of votes cast against his election in 2013, yet somehow Paul Kearns remains on the Board today – three years later. Is the Board purposely misleading its stockholders to make them think it’s responsive to stockholder concerns?

Omega also neglects to mention that over the last 9 months, the Board has gone to great lengths to preclude independent perspective and critical judgment in its boardroom by:

•	Unilaterally amending the Company’s By-Laws to make it extremely difficult to nominate independent candidates;

•	Refusing to even meet with Mr. Christodolou during the Fall of 2015 to fill a vacancy on the Board that still remains, although he possesses the very skills that the Company’s incumbent Board is lacking and was recommended by one of the Company’s largest stockholders;

•	Running a sham strategic review process and misleading investors in its recent communications;

•	Withholding from Wynnefield normal course stockholder lists that Wynnefield needs in order to run a complete proxy campaign, even as Omega uses these very same lists to communicate with and solicit Company stockholders. Omega’s failure to provide these lists has caused Wynnefield to sue Omega in order to protect its shareholder rights.

•	Omega has squandered millions of dollars in its disastrous foray into the Human Nutrition business, a segment which by the Company’s CEOs own admission is worth approximately 40% less than total capital invested.[3]

7.	Michael Christodolou is Completely Independent of Wynnefield. Contrary to Omega’s erroneous characterization of Wynnefield’s settlement offer in its proxy statement, page 8 and slide 29 of its slide deck filed on June 7, 2016, Wynnefield’s offer made clear that any such communications would be subject to a typical strict confidentiality agreement, which would include trading restrictions by Wynnefield. In any event, as Omega never responded to Wynnefield’s settlement offer, that point, as well as others in the settlement offer, such as Wynnefield’s nomination of Mr. Sherbert as a member of its original slate, are no longer relevant to this proxy contest.

Mr. Christodolou and Mr. Clarke are completely independent of Wynnefield. Both Mr. Christodolou and Mr. Clarke have no prior relationship with Wynnefield and are not being compensated by Wynnefield—all as expressly set out in detail in Wynnefield’s proxy statement.  In as much as there was no agreement between Omega and Wynnefield that would authorize either nominee to communicate with Wynnefield about any confidential Board matters, if elected, they are bound by the same confidentiality restrictions and policies applicable to all other directors.  As such, Wynnefield could not and would not ask them to reveal any nonpublic information about Omega, and they remain duty bound not to disclose any such information.

It is clear that Omega is attempting to twist Wynnefield’s settlement offer, which was never acted on or even responded to by Omega, to try to make it seem that Mr. Christodolou is somehow not a completely independent nominee, and if elected, a completely independent director, who is wholly unaffiliated with Wynnefield, and is duty bound to represent the interests of all shareholders—a twist that is absolutely false.

_____________________

3 Source: Omega Protein’s First Quarter Earnings Call – Q&A, dated May 5, 2016

“Omega’s Board desperately needs fresh and experienced voices. Stockholders now have an exceptional opportunity before them to strengthen the performance and governance of their company through the election of highly qualified nominee Michael Christodolou to the Board. Wynnefield looks forward to directly engaging with stockholders, who will ultimately decide on the best course for creating – and the leadership that will drive the strategy to achieve – sustained value for Omega and its stockholders. But stockholders need Omega to tell the truth,” Mr. Obus concluded.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield”) together with Michael N. Christodolou, David H. Clarke are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). On May 31, 2016, Wynnefield filed a definitive proxy statement and related materials (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Investors and security holders may obtain free copies of Wynnefield’s definitive proxy statement and related materials (if and when available) filed with the SEC by Wynnefield through the web site maintained by the SEC at http://www.sec.gov.

A summary of Wynnefield’s analysis of Omega’s capital misallocation and critique of its governance deficiencies, as well as biographical information of each of Wynnefield’s proposed nominees, is contained in the 2016 Proxy Statement, which can be found at: https://www.sec.gov/Archives/edgar/data/1053650/000114420416105680/0001144204-16-105680-index.htm

Wynnefield may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

On or about June 1, 2016, Wynnefield commenced mailing of the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

Media:

Mark Semer or Daniel Yunger

KEKST

mark.semer@kekst.com / daniel.yunger@kekst.com

212.521.4800

EXHIBIT

A detailed comparison of the qualifications of Gary Ermers and Michael Christodolou are set out below:

Experience	Gary J. Ermers	Michael N. Christodolou
Public Company Chairman of the Board Experience	None	One position (12 years of service)
Public Company Board Directorships	One position (Omega Protein) (23 months of service)	Three positions (aggregate of 22 years of service)
Public Company Audit Committee Experience	One position (Omega Protein) (23 months of service)	Three positions (aggregate of 21 years of service)
Public Company Chairman of Audit Committee Experience	None	Chairman of two Audit Committees (aggregate of 6 years of service)
Other Public Company Committee Chairman Experience	None	Chairman of a Corporate Governance & Nominating Committee, a Compensation Committee and an Executive Committee (aggregate of 13 years of service)
Agricultural Experience	None	17 years
Irrelevant Hospital Experience	Majority of Career	None